EXHIBIT 10.1

NONQUALIFIED STOCK OPTION AGREEMENT

        This STOCK OPTION AGREEMENT (the "Agreement") is made between FURR'S RESTAURANT GROUP, INC., a Delaware corporation (the "Company"), and Craig Miller (the "Executive").

        The Company considers that its interests will be served by granting the Executive an option to purchase shares of common stock of the Company as an inducement for the Executive's effective performance of services for the Company. The Board of Directors of the Company (the "Board") has adopted, and the stockholders have approved, the 1995 Stock Option Plan of Furr's/Bishop's Incorporated (the "Plan"), a copy of which is attached hereto and incorporated by reference herein. The Executive has been designated as a participant in the Plan.

                         IT IS AGREED:

1.        Subject to the terms of the Plan, on May 21, 2002 (the "Date of Grant"), the Company hereby grants to the Executive an option (the "Option") to purchase 600,000 shares of the common stock of the Company, $.01 par value per share, at a price of $4.50 per share as to 200,000 shares ("Tranche A"), at a price of $5.25 per share as to 200,000 shares ("Tranche B"), and at a price of $6.00 per share as to 200,000 shares ("Tranche C"), such number of shares and exercise prices being subject to adjustment as provided in the Plan (the "Option Price"). The Option is exercisable according to the following schedule:

       (a)        On October 10, 2002 (the “Vesting Date”), the Option may be exercised with respect to up to 1/3 of the shares subject to the Option included in Tranche A, 1/3 of the shares subject to the Option included in Tranche B and 1/3 of the shares subject to the Option included in Tranche C; and

       (b)        After each succeeding anniversary of the Vesting Date, the Option may be exercised with respect to up to an additional 1/3 of the shares subject to the Option in each of Tranche A, Tranche B and Tranche C, so that after the expiration of the second anniversary of the Vesting Date (i.e. October 10, 2004) the Option will have been vested in full; and

       (c)        to the extent not exercised, installments will be cumulative, and may be exercised in whole or in part; and

       (d)        the Option will become fully vested and exercisable upon the termination of the Executive's status as the Company's Chief Executive Officer at any time within twelve months following the occurrence of a "change of control," other than a termination of Executive's employment by the Company for "cause" or by the Executive other than for "good reason," as such terms are defined in the Employment Agreement between Executive and the Company of even date herewith.

        A "Change of Control" of the Company will be deemed to exist upon the occurrence of any of the following events, if, as a result of such event, or within twelve months thereafter, the individuals who constituted the Board immediately prior to such event no longer constitute a majority of the members of the Board:

       (i)        The Company is merged, consolidated or reorganized (each a "Combination") into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 50% of the voting securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is available to be received by all shareholders of the Company on a pro rata basis and is actually received in respect of or exchange for voting securities of the Company pursuant to such transactions, excluding any Combination with any person or group, or an affiliate of a person or group, owning at least ten percent (10%) of the common stock of the Company as of October 1, 2001 (a "Related Party").

       (ii)        The Company sells all or substantially all of its assets to any other corporation or other legal person (other than a Related Party) and as a result of such sale less than 50% of the combined voting securities of such corporation or legal person or its ultimate parent immediately after such transaction is available to be received by all shareholders of the Company on a pro rata basis and is actually received in respect of or exchange for voting securities of the Company pursuant to such sale; or

       (iii)        Any person or group (including any "person" or "group" as such terms are used in Section 13 or Section 14 of the Securities Exchange Act of 1934 and the regulations thereunder (the "Exchange Act")), excluding from such "group" any Related Party, has become the beneficial owner (as the term "beneficial owner" is defined under the Exchange Act) of voting securities which, when added to any voting securities already owned by such person, would represent in the aggregate 50% or more of the then outstanding voting securities of the Company. "Voting securities" means common stock and any other security which carries, or which is at the time of determination convertible into or exercisable to acquire a security that carries, the right to vote upon the election of the board of directors of the Company, with the number of such voting securities to be determined by reference to the number of votes that the holder could cast in the election of directors on a fully converted or exercised basis.

Notwithstanding paragraphs (a) and (b) of this Section 1, the foregoing vesting schedule can be accelerated by action of the board of directors of the Company in its discretion.

2.        The Option granted to the Executive under this Agreement will not be transferable or assignable by the Executive other than by will or the laws of descent and distribution, and will be exercisable during the Executive's lifetime only by the Executive.

3.        The Option, to the extent such rights will not previously have been exercised, will terminate and become null and void (except in the case of the occurrence of a Change of Control as provided below) on the earliest of: (a) the last day within the ten year period commencing on the Date of Grant (the "Expiration Date"); (b) the date that is 90 days after the date of termination of the Executive's service as Chief Executive Officer of the Company for any reason other than death or disability, as defined in the plan ("Disability"); (c) the date that is 180 days after the date of the termination of the Executive's service as Chief Executive Officer of the Company because of death or Disability. In the event of the termination of the Executive's service as Chief Executive Officer of the Company for any reason prior to the Expiration Date, the Option will not continue to vest after such termination; provided that if a Change of Control of the Company occurs within 180 days after the date of termination of the Executive’s employment by the Company without “cause,” as defined in Executive’s Employment Agreement of even date, or within 180 days after the date of termination of the Executive’s employment by Executive for “good reason,” as defined in Executive’s Employment Agreement of even date, then the Option will not be deemed to have terminated, and will continue to vest, and will be exercisable, until the date that is ten (10) business days after the date of the Change of Control of the Company. Upon the death of the Executive, the Executive's executors, administrators or any person or persons to whom this Option may be transferred by will or by the laws of descent and distribution, will have the right to exercise the Option with respect to the number of shares that the Executive would have been entitled to exercise if the Executive were still alive.

4.        This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement of any such change or termination is sought.

5.        The Company will not be deemed by the grant of the Option (as distinguished from a separate employment agreement, if any) to be required to continue the Executive's service or to nominate the Executive for election as a director.

6.        The Executive will not have any rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of the stock certificate or certificates to the Executive for such shares following exercise of the Option pursuant to its terms and conditions and payment for the shares. No adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate or certificates are issued.

7.        The Executive consents to the placing on the certificate for any shares covered by the Option of an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act of 1933 and all applicable rules thereunder.

8.        In the event of any difference of opinion concerning the meaning or effect of the Plan or this Agreement, such difference will be resolved by the committee referred to in the Plan.

9.        The validity, construction and performance of this agreement will be governed by the laws of the State of Delaware. Any invalidity of any provision of this Agreement will not affect the validity of any other provision.

10.       All offers, notices, demands, requests, acceptances or other communications hereunder will be in writing and will be deemed to have been duly made or given if mailed by registered or certified mail, return receipt requested. Any such notice mailed to the Company must be addressed to its principal office, and any notice mailed to the Executive must be addressed to the Executive's residence address as it appears on the books and records of the Company or to such other address as either party may hereafter designate in writing to the other.

11.        This Agreement will, except as herein stated to the contrary, inure to the benefit of and bind the legal representatives, successors and assigns of the parties hereto.

12.         This Option is a nonqualified stock option and is not intended to be governed by section 422 of the Internal Revenue Code of 1986, as amended.

13.        In accepting this Option, the Executive accepts and agrees to be bound by all the terms and conditions of the Plan that pertain to nonqualified stock options granted under the Plan.

               IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the Date of Grant.

THE COMPANY:

FURR'S RESTAURANT GROUP, INC.

By:
     Damien Kovary, Chairman of the Board

EXECUTIVE:

     Craig Miller